Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Hortonworks, Inc. and subsidiaries dated March 27, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change of Hortonworks, Inc’s fiscal year end from April 30 to December 31) appearing in the Annual Report on Form 10-K of Hortonworks, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE

San Jose, California

May 14, 2015